Exhibit 99.1

For Additional Information:

Bryan Giglia

Senior Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS PROVIDES BUSINESS UPDATE

Agrees to acquire controlling interest in the 1,190-room Hilton San Diego Bayfront

Agrees to sell the Royal Palm Miami Beach for $130.0 million

Quarter-to-date Comparable Portfolio RevPAR Increases Approximately 5.4%

Aliso Viejo, CA – March 29, 2011 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today provided preliminary results for the first quarter as of March 25, 2011.

Operations Update

The financial information contained herein for the first quarter as of March 25, 2011 reflects the Company’s preliminary expectations and is subject to customary adjustments that may arise during the completion of the financial statement closing process. Such adjustments could result in changes to these preliminary results. All RevPAR information presented reflects the Company’s 32 hotel Comparable Portfolio, which excludes the Royal Palm Miami Beach (“Royal Palm”).

•	Preliminary March 2011 Comparable Portfolio RevPAR is expected to increase approximately 6.2% from March 2010.

•	Preliminary first quarter 2011 Comparable Portfolio RevPAR is expected to increase approximately 5.4% from first quarter 2010.

Marc Hoffman, Chief Operating Officer, stated, “We are pleased with the overall performance of our portfolio quarter-to-date. Our gateway markets and recent acquisitions continue to outperform our expectations. Meanwhile, our design and construction team continues to deliver top-quality renovations on time, on budget and with minimal disruption to hotel operations. During the first quarter of 2011, we invested approximately $30.0 million into value-adding renovation projects throughout our portfolio, including the completion of renovation projects at the following four hotels: the Embassy Suites Chicago, Marriott Tysons Corner, Marriott Quincy and the Kahler Grand. Furthermore, our major public space renovations at the Marriott Boston Long Wharf are proceeding as planned.”

Acquisition Update – Hilton San Diego Bayfront

The Company has reached a definitive agreement to acquire the 75% majority interest in a joint venture that owns the 1,190-room Hilton San Diego Bayfront hotel located in San Diego, California for a total valuation of $475.0 million or approximately $399,000 per key. The total valuation represents a 13.8x 2010 EBITDA multiple. Upon acquisition, the partnership expects to enter into $240.0 million of non-recourse senior mortgage debt with an expected maturity in April 2016, which will bear an annual interest rate of LIBOR plus approximately 325 basis points. The expected mortgage debt is subject to certain closing conditions that may impact the final terms. Hilton Worldwide will continue to manage the hotel and will remain as the 25% minority equity partner. The acquisition is expected to close during the second quarter.

The Hilton San Diego Bayfront hotel is the newest waterfront hotel in San Diego. The hotel opened in December 2008, stands 30-stories tall and benefits from an adjacent 894-space parking facility. The hotel has approximately 165,000 square feet of meeting space and 4.3 acres of outdoor waterfront event space. Notably, the hotel has the highest ratio of meeting space to hotel rooms in downtown San Diego. The hotel features the largest pillar-free ballroom in San Diego—the 34,000 square foot Sapphire Ballroom—along with the 24,000 square foot Indigo Ballroom and 35 individual breakout rooms. In 2010, its second year of operation, the hotel generated RevPAR of $139.51, EBITDA of $34.3 million and Net Income of $14.3 million.

Ken Cruse, President, stated, “We are very pleased to announce our acquisition of the Hilton San Diego Bayfront. This transaction is consistent with our strategy of acquiring high-quality, upper-upscale branded hotels at discount valuations. This transaction, which is our third off-market acquisition of the year, marks a meaningful improvement in our portfolio quality, scale and growth potential.”

Disposition Update – Royal Palm Miami Beach

The Company has reached a definitive agreement to sell the 409-room Royal Palm for $130.0 million. At closing, the Company will receive $40.0 million in cash and will provide a $90.0 million secured purchase money loan to the buyer (“Seller Loan”). The Company will also retain an “earn out” right which will enable it to receive future payments of up to $20.0 million in the event that the hotel achieves certain return hurdles. The buyer will be obligated to complete the planned renovation of the hotel, which is budgeted to cost approximately $42.6 million and which is expected to be completed in 2012. The Seller Loan is expected to bear an interest rate of 5% over LIBOR through 2012 and 6% over LIBOR during 2013, with a 1% LIBOR floor for the entire term of the Seller Loan, which term is expected to expire in December 2013. The disposition is expected to close during the second quarter.

Mr. Cruse stated, “While we believe the Royal Palm project has strong future potential, monetizing this investment at a profit while retaining rights to participate in the project’s upside will enable us to redirect our focus on our core portfolio strategy of acquiring and asset managing branded, institutional-quality upper upscale hotels.”

Mr. Cruse continued, “As a result of our concurrent acquisition of the Hilton San Diego Bayfront hotel and divestiture of the Royal Palm project, we will improve portfolio consistency, reduce corporate risk and meaningfully increase our EBITDA. On a pro forma basis, our portfolio will be comprised of 33 hotels with an average size of 408 keys. Our 2010 pro forma RevPAR will exceed $115 and our 2010 pro forma EBITDA per key will be approximately $15,300. The equity requirement in connection with the acquisition of the Hilton San Diego Bayfront hotel will be funded using cash on hand and proceeds from the Royal Palm sale.”

Times Square Complex Update

Effective April 1, 2011, the Company will consolidate management of its 460-room Hilton Times Square and its 460-room Doubletree Guest Suites Times Square under the incumbent manager of the Doubletree Guest Suites Times Square, Highgate Hotels. Additionally, the Company has reached a tentative agreement to rebrand the Doubletree Guest Suites Times Square into the Hilton Suites Times Square. The conversion is expected to take place following a renovation of the hotel, which the Company anticipates will be completed in the second quarter of 2012.

Marc Hoffman added, “We are confident that by up-branding the Doubletree Guest Suites to a Hilton Suites we will help to maximize the value of this very well-located hotel. Moreover, by consolidating management with Highgate Hotels, we expect to maximize RevPAR and minimize overhead costs across our 920 hotel rooms in the high-performing Times Square sub market.”

Business Update Call

The Company will hold a conference call on Wednesday, March 30, 2011, at 12:00 p.m. EDT (9:00 a.m. PDT) to update stockholders on its preliminary first quarter 2011 results. A live webcast of the call will be available via the Investor Relations section of the Sunstone Hotel Investors website at www.sunstonehotels.com. A replay of the webcast will also be archived on the website. Alternatively, investors may dial 1-800-762-8795 (for domestic callers) or 1-480-629-9773 (for international callers) to listen to the live call.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (NYSE: SHO) is a lodging real estate investment trust (“REIT”) that, upon the completion of the announced acquisition and disposition, will own 33 hotels comprised of 13,457 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Fairmont, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of March 29, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measure

We present the following non-GAAP financial measure that we believe is useful to investors as a key measure of our operating performance: Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or Adjusted EBITDA (as defined below).

Adjusted EBITDA represents income available (loss attributable) to common stockholders excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; (4) depreciation and amortization; (5) amortization of deferred stock compensation; (6) the impact of any gain or loss from asset sales; (7) impairment charges; and (8) other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use Adjusted EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate non-GAAP measures in the same manner. Adjusted EBITDA should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA can enhance an investor’s understanding of our results of operations, this non-GAAP financial measure, when viewed individually, is not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Comparable Portfolio Information

The Company’s definition of “Comparable Portfolio” includes those hotels owned as of the reporting date which have not experienced material and prolonged business interruption due to renovations, re-branding or repositioning during either the calendar year presented or the preceding calendar year. Currently, our 32 hotel Comparable Portfolio includes all hotels owned by the Company, excluding the Royal Palm.

	2010 Pro Forma
		Acquisition:	Acquisition:	Acquisition:	Disposition:
	31 Hotel Portfolio (1)	Doubletree Guest Suites Times Square	JW Marriott New Orleans	Hilton San Diego Bayfront (2)	Royal Palm Miami Beach (3)	Pro Forma 33 Hotel Portfolio
Number of Keys	11,722	460	494	1,190	409	13,457
Average Rooms per Hotel	378	460	494	1,190	409	408
Occupancy	69.9%	93.5%	79.6%	74.5%	53.8%	72.0%
ADR	$148.87	$323.17	$144.14	$187.26	$140.27	$160.04
RevPAR	$104.06	$302.16	$114.74	$139.51	$75.47	$115.23
Adjusted EBITDA (in thousands)	$145,703	$19,479	$7,337	$34,338	$916	$205,941
Adjusted EBITDA per key	$12,430	$42,346	$14,852	$28,855	$2,240	$15,304

(1)

The 31 Hotel Portfolio represents the Company’s ownership results for all hotels owned by the Company at December 31, 2010. Adjusted EBITDA includes the Company’s ownership results adjusted to include operating results for the Renaissance Westchester during the period the hotel was held in receivership prior to being reacquired by the Company in June 2010, and to exclude EBITDA related to hotels classified as discontinued operations at December 31, 2010.

(2)	Hilton San Diego Bayfront Adjusted EBITDA and Adjusted EBITDA per key reflect the Company’s 75.0% ownership interest in the hotel, plus Hilton Worldwide’s 25.0% minority interest in the hotel.

(3)	Royal Palm Miami Beach represents results of operations during the Company’s ownership period.

Hilton San Diego Bayfront

	2009	2010
	($ in thousands)
Total Revenue	$86,118	$100,372

Hotel Net Income	$7,983	$14,311
Plus: Depreciation	11,842	11,531
Plus: Interest Expense	8,159	8,496

Hotel Adjusted EBITDA	$27,984	$34,338

Sunstone Ownership Interest (1)	$20,988	$25,754

(1)	Reflects the Company’s 75.0% ownership interest in the hotel.